UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On November 2, 2020, Bandwidth, Inc. (“Bandwidth” or “the Company”) completed the acquisition (the “Business Combination” or the “Transaction”) of Voxbone S.A., a private limited liability company registered under the laws of Belgium, pursuant to the Share Purchase Agreement (“SPA”) dated as of October 12, 2020 by and among Bandwidth, Voicebox S.à r.l.,(“Voicebox”), Itay Rosenfeld, Stefaan Konings, Dirk Hermans, Gaetan Brichet and Stichting Administratiekantoor Voice pursuant to which, among other things, Bandwidth agreed to acquire all of the A Ordinary Shares, B Ordinary Shares and C Ordinary Shares of Voice Topco Limited (“Voice Topco”). Voice Topco directly or indirectly holds all of the issued and outstanding shares of Voxbone, S.A., which is the operating subsidiary of Voice Topco. Voice Topco and its subsidiaries are collectively referred to “Voxbone” herein. Upon closing of the Transaction, Bandwidth paid cash consideration in Euros equivalent to $413.0 million in US dollars and issued 663,394 Class A common shares at $160.355 per share for the purchase of Voxbone. Bandwidth’s management has concluded that the acquired assets and assumed liabilities of Voxbone, together with acquired processes and employees, represent a business as defined in the Financial Accounting Standards Board's (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. Accordingly, the Transaction has been accounted for as a Business Combination, with Voxbone surviving as a subsidiary of Bandwidth.
Bandwidth has prepared the following unaudited pro forma condensed combined financial information pursuant to the requirements of Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. Bandwidth has voluntarily complied with Release No. 33-10786 in advance of its mandatory compliance date. The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transaction. For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of Bandwidth and Voxbone, adjusted to give effect to the acquisition method of accounting in accordance with ASC 805, as subsequently described in greater detail. Furthermore, additional pro forma adjustments have also been reflected to address differences in reporting currencies, differences in bases of accounting, and differences in the classification and presentation of certain financial information. For purposes of certain disclosures that follow, Bandwidth and Voxbone may be referred to collectively as the “Combined Company.”
The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of September 30, 2020, gives effect to the Transaction as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations, which have been presented for the Combined Company for the nine months ended September 30, 2020 and year ended December 31, 2019, give effect to the Transaction as if it had occurred on January 1, 2019.
The unaudited pro forma condensed combined financial balance sheet and statements of operations is provided for informational purposes only. The unaudited pro forma condensed combined consolidated financial information does not purport to represent, or to be indicative of, what the financial position or results of operations of the Combined Company would have been had the Transaction been consummated on September 30, 2020, or on January 1, 2019. In addition, the unaudited pro forma condensed combined consolidated financial statements do not purport to project the financial position or results of operations of the Combined Company as of or for the fiscal year ending December 31, 2020, or of any other future periods. Furthermore, no effect has been given in the unaudited pro forma condensed combined financial balance sheet and statements of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.
The unaudited pro forma condensed combined financial balance sheet and statements of operations have been derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Bandwidth and Voxbone:
•The audited consolidated financial statements of Bandwidth as of and for the year ended December 31, 2019, as included in Bandwidth’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2020;
•The unaudited consolidated financial statements of Bandwidth as of and for the nine months ended September 30, 2020, as included in Bandwidth’s Quarterly Report on Form 10-Q filed with the SEC on October 30, 2020;
•The audited consolidated financial statements of Voxbone as of and for the years ended December 31, 2019 and 2018, as provided in Exhibit 99.1 to this Amendment to the Current Report on Form 8-K (the “8-K/A”); and

•The unaudited condensed consolidated financial statements of Voxbone as of and for the nine months ended September 30, 2020, as provided in Exhibit 99.1 to this Form 8-K/A.
The unaudited pro forma condensed combined financial statements also should be read in conjunction with the accompanying notes, which describe the assumptions and estimates underlying the adjustments set forth therein. Those assumption, estimates, and the related adjustments are based on information available at the time of this filing and, accordingly, the actual financial condition or performance of the Combined Company in periods subsequent to the Transaction may differ materially from that which is reflected in the unaudited pro forma condensed combined financial statements.
Accounting for the Transaction and Related Pro Forma Adjustments
As previously noted, the Transaction has been accounted for as a business combination in accordance with ASC 805. ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire Voxbone has been allocated to the assets acquired and assumed liabilities of Voxbone based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on September 30, 2020. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition are based on estimates and assumptions of Bandwidth. Management prepared the purchase price allocation, and in doing so, considered or relied in part upon a report of a third-party valuation expert to estimate the fair value of certain acquired assets. Bandwidth is continuing to finalize the valuations of the assets acquired and liabilities assumed. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities may result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the consolidated financial position and results of operations of Bandwidth or the Combined Company.
Exhibit 99.1 presents the condensed consolidated financial statements for Voxbone as of and for the nine months ended September 30, 2020 (unaudited) and the consolidated financial statements as of and for the years ended December 31, 2019 and 2018 (audited). The historical financial statements of Voxbone are presented in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the International Accounting Standards Board (“IASB”). The reporting currency for Voxbone historically has been Euros (“EUR”, “€”). Upon inclusion in the unaudited condensed combined pro forma financial information, Bandwidth converted Voxbone’s financial data to generally accepted accounting principles in the United States (“US GAAP”), as adopted by the Financial Accounting Standards Board (“FASB”). Bandwidth also converted Voxbone’s financial data into US dollars (“USD”, “$”). Voxbone’s historical financial information included in the unaudited pro forma condensed combined balance sheet and statements of operations is presented after conversion to US dollars. However, the historical financial information of Voxbone prior to conversion is presented in the accompanying notes. The unaudited condensed consolidated statement of financial position as of September 30, 2020 was converted using the spot rate for the period: €1.00 to $1.17087. Activity in the unaudited condensed consolidated statement of profit and loss and other comprehensive income for the nine months ended September 30, 2020 was converted at the weighted-average rate of €1.00 to $1.124575 Activity in the audited consolidated statement of profit and loss and other comprehensive income for the twelve months ended December 31, 2019 was converted at the weighted-average rate of €1.00 to $1.119868.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2020
(In thousands)

		Voxbone	Reclassification and
	Bandwidth Inc.	Historical - As Translated	Other Transaction-related	Note	Transaction	Note	Pro Forma
	Historical	(Refer to Note 3)	Adjustments	Ref	Adjustments	Ref	Combined
Assets
Current assets:
Cash and cash equivalents	$300,179	$12,397	$140,460	6(a)	$(413,005)	8(a)	$40,031
Restricted cash	1,144	—	—		—		1,144
Other investments	230,780	—	(140,460)	6(a)	—		90,320
Accounts receivable, net of allowance for doubtful accounts	46,452	8,410	(3,148)	6(b)	(231)	8(b)	51,483
Prepaid expenses and other current assets	10,022	240	3,148	6(b)	—		13,410
Deferred costs	2,238	—	—		—		2,238
Total current assets	590,815	21,047	—		(413,236)		198,626
Property and equipment, net	43,926	7,482	4,828	6(c)	(4,103)	8(c)	52,133
Operating right-of-use asset	17,509	—	—		2,960	8(c)	20,469
Intangible assets, net	6,179	105,515	(71,083)	6(c)	198,168	8(d)	238,779
Deferred costs, non-current	3,412	—	—		—		3,412
Other long-term assets	1,724	315	—		—		2,039
Goodwill	6,867	—	66,255	6(c)	263,317	8(e)	336,439
Deferred tax asset, net	—	286	(286)	6(d)	—		—
Total assets	$670,432	$134,645	$(286)		$47,106		$851,897

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,776	$11,002	$(1,103)	6(e)	$—		$17,675
Accrued expenses and other current liabilities	34,360	4,468	—		14,780	8(f)	53,608
Current portion of deferred revenue	5,527	—	1,103	6(e)	(778)	8(g)	5,852
Advanced billings	5,016	—	—		—		5,016
Operating lease liability, current	5,162	—	—		207	8(c)	5,369
Total current liabilities	57,841	15,470	—		14,209		87,520
Operating lease liability, net of current portion	15,638	—	—		2,753	8(c)	18,391
Deferred revenue, net of current portion	6,331	—	—		—		6,331
Convertible senior notes	277,483	—	—		—		277,483
Trade and other long-term payables	—	3,261	—		(3,261)	8(h)	—
Accrued interest	—	40,369	—		(40,369)	8(h)	—
Defined benefit obligation	—	958	—		285	8(i)	1,243
Long-term debt	—	102,771	—		(102,771)	8(j)	—
Deferred tax liability	—	8,608	(286)	6(d)	49,542	8(k)	57,864
Other long-term liabilities	—	335	—		112	8(c)	447
Total liabilities	357,293	171,772	(286)		(79,500)		449,279
Stockholders’ equity:
Class A and Class B common stock	24	—	—		1	8(l)	25
Share capital	—	1,181	—		(1,181)	8(l)	—
Additional paid-in capital	342,633	348	—		106,030	8(l)	449,011
Accumulated deficit	(29,579)	(38,143)	—		21,243	8(m)	(46,479)
Accumulated other comprehensive income	61	(513)	—		513	8(m)	61
Total stockholders’ equity	313,139	(37,127)	—		126,606		402,618
Total liabilities and stockholders’ equity	$670,432	$134,645	$(286)		$47,106		$851,897

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
Nine Months Ended September 30, 2020
(In thousands, except share and per share amounts)

		Voxbone	Reclassification and
	Bandwidth Inc.	Historical - As Translated	Other Transaction-related	Note	Transaction	Note	Pro Forma	Note
	Historical	(Refer to Note 3)	Adjustments	Ref	Adjustments	Ref	Combined	Ref

Revenue	$230,066	$61,522	$(90)	7(a)	$(349)	9(a)	$291,149
Cost of revenue	123,895	24,274	1,380	7(a)	6,105	9(b)	155,654
Gross profit	106,171	37,248	(1,470)		(6,454)		135,495
Operating expenses:
Research and development	29,316	—	5,596	7(a)	60	9(c)	34,972
Sales and marketing	27,073	—	5,907	7(a)	56	9(c)	33,036
General and administrative	51,070	27,905	(12,973)	7(a)	4,324	9(d)	70,326
Total operating expenses	107,459	27,905	(1,470)		4,440		138,334

Operating (loss) income	(1,288)	9,343	—		(10,894)		(2,839)
Other expense	(8,980)	(8,015)	(523)	7(b)	9,406	9(e)	(8,112)
(Loss) income before income taxes	(10,268)	1,328	(523)		(1,488)		(10,951)
Income tax provision	(13,783)	(1,839)	131	9(e)	930	9(f)	(14,561)
Net loss	$(24,051)	$(511)	$(392)		$(558)		$(25,512)

Net loss per share
Basic	$(1.01)						$(1.04)	9(g)
Diluted	$(1.01)						$(1.04)	9(g)

Weighted average number of common shares outstanding:
Basic	23,905,322				670,834	9(h)	24,576,156	9(h)
Diluted	23,905,322				670,834	9(h)	24,576,156	9(h)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2019
(In thousands, except share and per share amounts)

		Voxbone	Reclassification and
	Bandwidth Inc.	Historical - As Translated	Other Transaction-related	Note	Transaction	Note	Pro Forma	Note
	Historical	(Refer to Note 3)	Adjustments	Ref	Adjustments	Ref	Combined	Ref

Revenue	$232,594	$65,500	$(120)	7(a)	$(588)	9(a)	$297,386
Cost of revenue	124,959	24,277	2,371	7(a)	8,016	9(b)	159,623
Gross profit	107,635	41,223	(2,491)		(8,604)		137,763
Operating expenses:
Research and development	31,461	—	6,771	7(a)	623	9(c)	38,855
Sales and marketing	35,020	—	7,979	7(a)	1,515	9(c)	44,514
General and administrative	58,847	37,298	(17,241)	7(a)	37,340	9(d)	116,244
Total operating expenses	125,328	37,298	(2,491)		39,478		199,613

Operating (loss) income	(17,693)	3,925	—		(48,082)		(61,850)
Other income (expense), net	2,469	(13,810)	—		12,927	9(e)	1,586
Loss before income taxes	(15,224)	(9,885)	—		(35,155)		(60,264)
Income tax (expense) benefit	17,718	354	—		11,750	9(f)	29,822
Net income (loss)	$2,494	$(9,531)	$—		$(23,405)		$(30,442)

Earnings per share:
Net income (loss) per share
Basic	$0.11						$(1.31)	9(g)
Diluted	$0.10						$(1.31)	9(g)

Weighted average number of common shares outstanding:
Basic	22,640,461				665,127	9(h)	23,305,588	9(h)
Diluted	23,923,777				(618,189)	9(h)	23,305,588	9(h)

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
1. Description of the Transaction
On October 12, 2020, Bandwidth entered into a Share Purchase Agreement (the “SPA”) by and among Bandwidth and Voxbone in exchange for both cash paid in Euros (€) and shares of Bandwidth’s Class A common stock issued to the Selling Stockholders at the closing held on November 2, 2020, effective as of October 31, 2020 (the “Business Combination” or the “Transaction”).
Pursuant to the SPA, the initial consideration attributable to the Transaction (“Initial Consideration”) would be €446 million, adjusted for (1) the difference between Voxbone’s estimated net working capital and the target net working capital agreed to pursuant to the SPA and (2) the estimated amounts of the following assets and liabilities of Voxbone: cash, debt, certain loan notes (the “Voxbone Loan Notes”), and amounts due in settlement of certain equity securities issued by a subsidiary of Voxbone. The SPA further specified that settlement of the Initial Consideration would consist of a combination of the following amounts paid to or on behalf of the Voxbone Sellers:
•A minimum amount of cash to be paid to the Voxbone Sellers in Euros (the “Minimum Cash Payment”), which amount would (1) include €7 million to be settled subsequent to the Transaction close date (the “Holdback Amount”) and €9 million to be deposited into an escrow account (the “Escrow Amount”). The SPA defined the Minimum Cash Payment as the lower of the Initial Consideration and an amount equal to (1) the Euro equivalent, as determined based upon the US dollar (“USD”) to Euro conversion rate on the business day prior to the closing of the Transaction, of USD 400 million less the USD amount required to discharge and repay Voxbone’s outstanding debt less (2) the redemption amount of the Voxbone Loan Notes.
•Cash paid to redeem the Voxbone Loan Notes, redeem the equity securities issued by a subsidiary of Voxbone, settle Voxbone’s outstanding debt, settle Voxbone employee loan amounts, and settle Voxbone’s transaction costs.
•A number of shares of Bandwidth’s Class A common stock to be issued to the Voxbone Sellers, determined based upon (1) the Initial Consideration less the Minimum Cash Amount divided by (2) a strike price, elected by Voxbone, equal to the Euro equivalent of (i) the volume-weighted average price of Bandwidth’s Class A common stock for the 10 trading day period ending one trading day prior to the closing of the Transaction or (ii) the closing price of Bandwidth’s Class A on the trading day prior to the closing of the Transaction
The Initial Consideration, which was distributed on the closing date of the Transaction, is subject to further adjustment upon final determination of Voxbone’s cash, outstanding debt, and net working capital as of the date that the Transaction closed.
Bandwidth acquired Voxbone for total consideration of $519,384, which included $394,370 of upfront closing cash consideration, $8,153 of held back cash consideration, $10,482 held in escrow for regulatory confirmations and specific tax indemnities, and the issuance of 663,394 Bandwidth Class A common shares with a fair value of $106,379 as of the closing date based on the closing share price of Bandwidth on October 30, 2020. Refer to Note 4 for additional details regarding the purchase consideration issued to consummate the Transaction.
2. Basis of Pro Forma Presentation
Basis of Preparation of the Pro Forma Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, which Bandwidth has elected to early adopt. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Transaction, irrespective of whether or not such adjustment is deemed to be recurring.
The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transaction. The unaudited pro forma condensed combined balance sheet, which has been presented for the Combined Company as of September 30, 2020, gives effect to the Transaction as if it were consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations, which have been presented for the nine months ended September 30, 2020 and for the twelve months ended December 31, 2019, give pro forma effect to the Transaction as if it had occurred on January 1, 2019. This pro forma information is provided for informational purposes only and is based on available information and assumptions that we believe are reasonable. The pro forma information does not purport to represent what the

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
actual consolidated results of operations or the consolidated financial position of the Combined Company would have been if the Transaction had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the Combined Company. The actual financial position and results of operations of the Combined will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified, and changes in operating results following the dates of the Transaction and the pro forma financial information.
Accounting for the Transaction
The accompanying unaudited pro forma condensed combined financial statements give effect to the Transaction, pursuant to which Voxbone merged with and into Bandwidth, becoming a wholly-owned subsidiary of Bandwidth. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Bandwidth and Voxbone, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statements include the balance sheet and statement operations impacts of the application of acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Transaction have had or will have on the results of operations and financial condition of the Combined Company.
ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.
The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Transaction, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the fair values of the identifiable assets acquired and liabilities assumed from Voxbone, the actual amounts eventually recorded in connection with purchase accounting, including the identifiable intangibles and goodwill, could differ materially from the information presented. However, Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transaction, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.
3. Translation of Voxbone’s Historical Financial Statements
Voxbone has historically prepared and reported its financial information in Euros. However, Bandwidth’s reporting currency is the US dollar. Accordingly, Voxbone’s historical financial information was translated from Euros into US dollars prior to inclusion in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 and unaudited pro forma condensed combined statements of operations for the periods ended September 30, 2020 and December 31, 2019. Information regarding Voxbone’s historical financial information both prior to and subsequent to translation, as well as the foreign currency exchange rates at which such information was translated into US dollars, is summarized below:
Unaudited Pro Forma Condensed Combined Balance Sheet – As of September 30, 2020:
For purposes of preparing the unaudited pro forma condensed combined balance sheet as of September 30, 2020, Voxbone’s unaudited consolidated condensed statement of financial position (balance sheet) as of September 30, 2020 was translated from Euros into US dollars using the following foreign currency exchange rate in effect as of September 30, 2020: €1.00 to $1.17087. The following table illustrates the impact of translating Voxbone’s balance sheet as of September 30, 2020 into US dollars:

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

	September 30, 2020	September 30, 2020
	€’000	USD (000s)
Non-current assets
Intangible assets	€90,117	$105,515
Property, plant and equipment	6,390	7,482
Deferred taxation	244	286
Trade and other receivables(i)	269	315
	97,020	113,598
Current assets
Trade and other receivables(ii)	7,183	8,410
Income tax receivable(iii)	205	240
Cash and cash equivalents	10,588	12,397
	17,976	21,047
Total assets	€114,996	$134,645

Equity attributable to owners of the parent
Share capital	€1,009	$1,181
Share premium(iv)	297	348
Translation reserve(v)	(438)	(513)
Accumulated deficit	(32,577)	(38,143)
Total equity	(31,709)	(37,127)

Current liabilities
Trade and other payables(vi)	9,397	11,002
Employee benefit obligation(vii)	2,577	3,017
Income tax payable(vii)	1,239	1,451
	13,213	15,470
Non-current liabilities
Trade and other payables	2,785	3,261
Accrued interest	34,478	40,369
Employee benefit obligation	818	958
Borrowings(viii)	87,773	102,771
Provisions for liabilities and charges(ix)	286	335
Deferred taxation	7,352	8,608
	133,492	156,302
Total liabilities	146,705	171,772

Total equity and liabilities	€114,996	$134,645
_________________
(i)Translated historical balance has been classified and presented as Other long-term assets in the pro forma condensed combined balance sheet.
(ii)Translated historical balance has been classified and presented as Accounts receivable, net of allowance for doubtful accounts, in the pro forma condensed combined balance sheet.
(iii)Translated historical balance has been classified and presented as Prepaid expenses and other current assets in the pro forma condensed combined balance sheet.
(iv)Translated historical balance has been classified and presented as Additional paid-in capital in the pro forma condensed combined balance sheet.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(v)Translated historical balance has been classified and presented as Accumulated other comprehensive (loss) income in the pro forma condensed combined balance sheet.
(vi)Translated historical balance has been classified and presented as Accounts payable in the pro forma condensed combined balance sheet.
(vii)Translated historical balance has been classified and presented as Accrued expenses and other current liabilities in the pro forma condensed combined balance sheet.
(viii)Translated historical balance has been classified and presented as Long-term debt in the pro forma condensed combined balance sheet.
(ix)Translated historical balance has been classified and presented as Other long-term liabilities in the pro forma condensed combined balance sheet.
Unaudited Pro Forma Condensed Combined Statement of Operations – Nine months ended September 30, 2020:
For purposes of preparing the interim period pro forma financial statements for the nine months ended September 30, 2020, Voxbone’s unaudited condensed consolidated statement of profit and loss and other comprehensive income (statement of operations) were translated from Euros to US dollars using the following weighted-average foreign exchange rate for the period: €1.00 to $1.124575 The following table illustrates the translation of Voxbone’s reported results for purposes of the preparation of the interim period pro forma financial statements:

	Nine months ended September 30, 2020	Nine months ended September 30, 2020
	€’000	USD (000s)

Continuing operations
Revenue	€54,707	$61,522
Cost of sales	21,585	24,274
Gross profit	33,122	37,248
Administrative expenses	24,814	27,905
Operating profit	8,308	9,343
Finance income(i)	2,074	2,332
Finance expense(i)	(9,201)	(10,347)
Profit before income tax	1,181	1,328
Income tax expense	(1,635)	(1,839)
Loss for the period	€(454)	$(511)
_________________
(i)Translated historical balance has been classified and presented as Other expense in the pro forma condensed combined statement of operations.
Unaudited Pro Forma Condensed Combined Statement of Operations – Twelve months ended December 31, 2019:
For purposes of preparing the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2019, Voxbone’s audited statement of operations for the corresponding period was translated from Euros into US dollars using the following weighted-average foreign currency exchange rate for the period: €1.00 to $1.119868. The following table illustrates the impact of translating Voxbone’s audited results of operations for the twelve months ended December 31, 2019 into US dollars:

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

	Year ended	Year ended
	December 31, 2019	December 31, 2019
	€’000	USD (000s)
Continuing operations
Revenue	€58,489	$65,500
Cost of sales	21,678	24,277
Gross profit	36,811	41,223
Administrative expenses	33,306	37,298
Operating profit	3,505	3,925
Finance income(i)	347	389
Finance expense(i)	(12,679)	(14,199)
Loss before income tax	(8,827)	(9,885)
Income tax credit	316	354
Net loss	€(8,511)	$(9,531)
_________________
(i)Translated historical balance has been classified and presented as Other income (expense), net in the pro forma condensed combined statement of operations.
4. Calculation of purchase Price and Preliminary Allocation of Estimated Fair Value of Assets Acquired and Liabilities Assumed
The total preliminary acquisition purchase price on a US Dollars equivalent basis, has been calculated as follows:

Net cash paid (i)	$413,005
Fair value of equity consideration (ii)	106,379
Fair value of consideration transferred	519,384
______________________________
(i)Net cash paid represents preliminary cash purchase consideration of €354,874 translated into US dollars at the currency exchange rate in effect as of October 30, 2020: €1.00 to $1.16471 this amount includes the Holdback Amount of €7,000 and Escrow Amount of €9,000 translated into $8,153 and $10,482 at the October 30, 2020 foreign exchange rate. The preliminary cash purchase consideration remains subject to a final closing adjustment based upon any differences between the preliminary estimates and final determinations of Voxbone’s closing balance sheet cash, debt, and/or net working capital.
(ii)The fair value of equity consideration reflects the issuance 663,394 shares of Bandwidth’s Class A common shares, which have been valued based upon the October 30, 2020 closing price of $160.355 per share. The number of shares issued was determined in accordance with the SPA and reflects equity consideration of €91,334 divided by the Euro equivalent share price of €137.68.
The purchase price is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows:

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
Allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows:

Fair value of consideration transferred		$519,384

Cash and cash equivalents acquired	12,397
Net identifiable tangible assets acquired	17,043
Right of use assets acquired	2,960
Net identifiable intangible assets acquired	232,600
Estimated Fair value of total assets acquired (net of Goodwill)	$265,000

Deferred Tax liabilities	57,966
Accrued expenses and other liabilities	12,247
Operating lease liability - current and non-current	2,960
Defined benefit obligation	1,243
Deferred revenue - current	325
Other long term liabilities	447
Estimated Fair value of total liabilities assumed	$75,188

Estimated Fair value of net assets acquired		$189,812
Goodwill		$329,572
The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of Voxbone, using established valuation techniques. Bandwidth’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as the associated asset useful lives, can materially affect the results of operations of the Combined Company. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation studies and procedures performed to date. As of the date of this filing, the valuation studies and procedures required to determine the fair value of the assets acquired, liabilities assumed, and the related allocations of purchase price are not complete. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed may differ from the amounts reflected in the preliminary pro forma purchase price allocation, and any differences could be material. Furthermore, the carrying values and, accordingly, fair values of Voxbone’s working capital accounts may differ as of the Transaction date, as compared the amounts reported as of September 30, 2020. Bandwidth will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.
5. Confirming Accounting Policies
In connection with the preparation of the unaudited pro forma condensed combined statements of operations, management performed a comparative analysis of (1) the accounting policies of Bandwidth and Voxbone and (2) the IFRS accounting principles applied by Voxbone versus the U.S. GAAP applied by Bandwidth. Management noted the following material differences in the accounting policies or accounting principles applied by the two companies.
•Accounting for leases under IFRS 16, Leases versus ASC 842, Leases, – IFRS and US GAAP apply different lease accounting models under IFRS 16 and ASC 842, respectively. More specifically, under IFRS 16, which was historically applied by Voxbone, all leases are accounted for as the equivalent of finance leases under US GAAP. However, under US GAAP, leases are evaluated at inception to determine whether they are operating leases or finance leases, and the lease classification determines the accounting model that shall be applied. For purposes of the application of purchase accounting in accordance with ASC 805 and, accordingly, for purposes of preparation of the unaudited pro forma condensed combined financial information, Bandwidth has determined that Voxbone’s office leases would have been classified as operating leases at inception if evaluated under ASC 842. Refer to notation mark (c) of Note 8 and notation marks (c) and (d) of Note 9 for details regarding the combined impact of purchase accounting and accounting for Voxbone’s office leases as operating leases in accordance with ASC 842.
The unaudited pro forma condensed combined statements of operations have been prepared assuming that there are no material differences other than those noted above and the pro forma reclassifications detailed in Notes 6 and 7 to these unaudited pro forma condensed combined financial statements. Bandwidth will further review Voxbone’s legacy accounting

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
policies and application of IFRS within the acquisition measurement period to assess for the existence of any material differences that have not been previously identified. Bandwidth will ultimately conform any identified differences, as well as any related impact on the reporting, classification, and presentation of the Combined Company’s financial position or results of operations, to the accounting policies, accounting principles and classifications of Bandwidth.
6. Reclassification of Voxbone’s historical Statement of Financial Position (Balance Sheet) information and other transaction related adjustments impacting the pro forma Balance sheet of the Combined Company
Other Transaction related adjustment impacting the pro forma Balance Sheet of the Combined Company as of September 30, 2020
The following pro forma adjustment is not based upon specified terms of the SPA or the application of ASC 805 for purposes of (1) determining the purchase consideration attributable to the Transaction or (2) allocating the Transaction purchase consideration to identifiable assets acquired, liabilities assumed, and/or goodwill. Accordingly, the pro forma adjustment has been presented separately from the Transaction Accounting Adjustments reflected in Notes 7 and 8 to these unaudited pro forma condensed combined financial statements. This pro forma adjustment has been recorded to give effect to the funding of a portion of the Transaction purchase consideration with internal assets held by Bandwidth outside of cash and cash equivalents. The pro forma adjustment has been deemed to be directly related to the Transaction and analogous to a financing adjustment.
(a) Reflects Bandwidth’s sale of $140,460 of time deposits prior to consummation of the Transaction to provide additional cash needed to fund a portion of the cash purchase consideration.
Voxbone Balance Sheet Reclassification Adjustments:
The following is a summary of reclassification adjustments included in the unaudited pro forma condensed combined balance sheet:
(b) Reclassifies and conforms the classification and presentation of contract assets of $1,932 and prepaid expenses of $1,216 historically recorded within Voxbone’s Trade and other receivables financial statement line. Bandwidth classifies and presents these assets as prepaid expenses and other current assets on its balance sheet.
(c) Reclassifies and conforms the classification and presentation of certain non current assets presented in Voxbone’s historical financial statements to the classification and presentation in Bandwidth’s financial statements, as follows:

	Property, plant and equipment	Intangible Assets, net	Goodwill
Historical Voxbone Balance	$7,482	$105,515	$—
Reclassification adjustments:
Reclassify Goodwill		(66,255)	66,255
Reclassify Internal Use Software	4,828	(4,828)
Impact of reclassification	4,828	(71,083)	66,255
Ending reclassified Voxbone balance	$12,310	$34,432	$66,255
(d) Reclassifies the historical deferred tax asset balance of Voxbone as an offset to Voxbone’s deferred tax liability balance in order to present the deferred tax balance on a net basis in accordance with US GAAP.
(e) Reclassifies current deferred revenue of $1,103 historically recorded within Voxbone’s Trade and other payables financial statement line item, as Bandwidth presents current deferred revenue as a separate financial statement line item on its balance sheet.
7. Reclassifications of Voxbone’s historical Statements of Profit and Loss and other comprehensive income (Statement of Operations) and other transaction related adjustments impacting the Unaudited Pro Forma Condensed Combined Statements of Operations
Voxbone Statement of Operations Reclassification Adjustments:

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(a) The tables that follow summarize the reclassification adjustments that were made to conform the classification and presentation of certain expenses reflected in Voxbone’s historical consolidated statements of operations to Bandwidth’s classification and presentation. The adjustments primarily reclassify amounts reported as general and administrative expense in Voxbone’s historical consolidated statements of operations to other operating expense accounts, including cost of revenue. The adjustments also conform the classification and presentation of certain discrete items to Bandwidth’s classification and presentation of such items.
Reclassification of Voxbone expenses for the nine months ended September 30, 2020:

	Revenue	Cost of revenue	Research and Development	Sales and Marketing	General and Administrative
Historical Voxbone Balance	61,522	$24,274	$—	$—	$27,905
Reclassification adjustments:
Reclassify Credit card fees (i)		(546)			546
Reclassify 3rd party commissions (i)		(420)		420
Reclassify TRS fees (ii)	(90)				(90)
Reclassify General and Administrative expense (iii)		2,346	5,596	5,487	(13,429)
Impact of reclassification	(90)	1,380	5,596	5,907	(12,973)
Ending reclassified Voxbone balance	$61,432	$25,654	$5,596	$5,907	$14,932
_____________________
(i)Adjustments reclassify credit card fees and commissions, which Voxbone has historically reported within cost of sales, to general and administrative expense and sales and marketing expense respectively, for consistency with the classification of such costs in Bandwidth’s statement of operations.
(ii)Adjustment reclassifies telecommunications relay services (“TRS”) fees, which amounts were historically classified as general and administrative expenses on Voxbone’s historical consolidated statement of operations. Bandwidth reduces revenue for TRS fees if collected under its accounting policy.
(iii)Reclassifies historical Voxbone expenses, primarily personnel costs, to Bandwidth’s presentation of cost of revenue, research and development and sales and marketing.
Reclassification of Voxbone expenses for the twelve months ended December 31, 2019:

	Revenue	Cost of revenue	Research and Development	Sales and Marketing	General and Administrative
Historical Voxbone Balance	$65,500	$24,277	$—	$—	$37,298
Reclassification adjustments:
Reclassify Credit card fees (i)		(574)			574
Reclassify 3rd party commissions (i)		(317)		317
Reclassify TRS fees (ii)	(120)				(120)
Reclassify General and Administrative expense (iii)		3,262	6,771	7,662	(17,695)
Impact of reclassification	(120)	2,371	6,771	7,979	(17,241)
Ending reclassified Voxbone balance	$65,380	$26,648	$6,771	$7,979	$20,057
_____________________
(i)Reclassification of credit card fees and commissions, which Voxbone has historically reported within costs of sales, to general and administrative expense and sales and marketing expense respectively, for consistency with the classification of such costs in Bandwidth’s statement of operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(ii)Reclassifies TRS fees, which amounts were historically classified as general and administrative expenses on Voxbone’s historical consolidated statement of operations. Bandwidth reduces revenue for TRS fees if collected under its accounting policy.
(iii)Reclassifies historical Voxbone expenses, primarily personnel costs, to Bandwidth’s presentation of cost of revenue, research and development and sales and marketing.
Other transaction related adjustment impacting the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2020
(b) To remove $523 of interest income earned on time deposits sold by Bandwidth to provide the cash consideration to fund a portion of the cash purchase consideration attributable to the Transaction as required by the SPA.
8. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet presented as of September 30, 2020:
(a) Adjustment records the cash purchase consideration paid to consummate the Transaction. Refer to Note 4 for additional details regarding the calculation of the cash purchase consideration.
(b) Adjustment records a $231 reduction to receivables, as amounts due from an investor in Voxbone were settled in connection with consummation of the Transaction. Settlement occurred on the date of close.
(c) Adjustments reflect the net effects of recording lease asset and liability balances related to Voxbone’s leases in connection with the application of purchase accounting. Accounts impacted by the adjustments are consistent with Bandwidth’s presentation of leases. Additional adjustments to remove the historical short-term and long-term lease liability balances reported by Voxbone as of September 30, 2020 are reflected in notations (f) and (h) of this Note. Lease adjustments include the impact of reevaluating the appropriate classification of all leases under US GAAP, as the lease accounting model under ASC 842, Leases differs from the accounting model under IFRS 16, Leases (Refer to Note 5). The following table summarizes the net impact of recording Voxbone’s new lease asset and lease liability balances determined in accordance with purchase accounting:

	Historical Voxbone Balance (i)	Opening Balance Sheet Amount(ii)	Pro forma Purchase Accounting Adjustment
Property and equipment, net (iii)	$12,310	$8,207	$(4,103)
Operating right-of-use asset(iv)	—	2,960	2,960
Operating lease liability, current(iv)	—	207	207
Operating lease liability, net of current portion(iv)	—	2,753	2,753
Other long-term liabilities(v)	589	701	112
________________________
(i)Amounts reported as historical Voxbone balances include the impact of the balance sheet reclassification adjustments described in Note 6.
(ii)Refer to Note 4 for a preliminary allocation of purchase accounting, inclusive of the amounts at which Voxbone’s leases will be recorded to the opening balance sheet.
(iii)The reduction to property equipment, net resulting from the application of purchase accounting includes the impact of reclassifying certain leases that were accounted for as finance leases under IFRS 16 as operating leases under ASC 842 (US GAAP). Upon the application of purchase accounting, Voxbone’s leases that continued to be classified as finance leases were recorded at an initial opening balance sheet amount of $227 and continued to be reported in property and equipment, net.
(iv)Adjustments record right-of-use operating lease asset and liability balances based upon amounts determined upon the application of purchase accounting.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(v)Adjustment records the long-term lease liability of balance $112 for Voxbone leases that continued to be classified as finance leases upon the application of purchase accounting. The corresponding lease asset balance has been reported within property and equipment, net on the pro forma balance sheet as of September 30, 2020.
(d) Adjustment recorded to reflect acquired identifiable intangible assets, consisting of technology and customer relationships, at their fair values in connection with the application of purchase accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the “income approach.” Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value.
The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transaction, the estimated useful lives of the identifiable intangible assets, and the amount by which Voxbone’s historical intangible asset balance was adjusted on a pro forma basis to reflect the identifiable intangible assets at their fair value:

	Estimated fair value	Estimated useful life in years
Technology	$84,100	10
Customer Relationships	148,500	15
Total Acquired Intangible Assets	$232,600

Voxbone’s historical intangible asset balances (i)	(34,432)

Pro forma Transaction Accounting Adjustment	$198,168
_________________________
(i)Excludes $66,255 of historical Goodwill and $4,828 of internal use Software which has been reclassified into Property, plant and equipment. (See Note 6(c))
The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to the amount of goodwill recorded in connection with the Transaction.
(e) Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of September 30, 2020. Refer to Note 4 for details regarding the allocation of purchase consideration and the calculation of Goodwill resulting from the Transaction. The amount of Goodwill ultimately recognized in purchase price accounting as of the November 2, 2020 acquisition closing date will differ from amount shown in the unaudited pro forma condensed combined financial statements due to changes to certain of Voxbone’s reported current asset and liability balances subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisition is not amortized and will be assessed for impairment at least annually.

	Historical Voxbone Balance(i)	Opening Balance Sheet Amount(ii)	Pro forma Purchase Accounting Adjustment
Goodwill	$66,255	$329,572	$263,317

(i)Amount reported as historical Voxbone balance include the impact of the balance sheet reclassification adjustment described in Note 6.
(ii)Refer to Note 4 for a preliminary calculation of the Goodwill resulting from consummation of the Transaction.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(f) The below table represents the net impact of liabilities incurred and liabilities settled in connection with consummation of the Transaction:

September 30, 2020
Settlement of accrued sellers’ transaction costs (i)	$(522)
Liability for Bandwidth’s transaction costs (ii)	11,197
Accrual for transactions success employee bonuses (iii)	5,703
Remove historical finance lease liabilities (iv)	(1,713)
Record finance leases from transaction (iv)	115
Net effect of pro forma adjustments on accrued expenses and other current liabilities	$14,780
_________________________
(i)Removes the portion of Voxbone’s transaction costs that were incurred and accrued as of September 30, 2020, since all Voxbone transaction costs were settled in connection with the closing of the Transaction.
(ii)Records a liability for Bandwidth’s transaction costs that were not incurred by Bandwidth prior to September 30, 2020. These transaction costs were not settled as of the Transaction closing date. Refer to notation (c) in Note 9, which reflects the impact of both Bandwidth’s and Voxbone’s transaction costs that were not previously recognized as of September 30, 2020 in general and administrative expenses.
(iii)Records a liability for the cash portion of Transaction success bonuses paid to certain employees in connection with the Transaction. Refer to notation (b) and (c) of Note 9 for additional details regarding the statement of operations impact of transaction bonuses paid to employees.
(iv)Records the impact of removing Voxbone’s $1,713 short-term finance lease liability from its September 30, 2020 balance sheet and recording a new $115 short-term finance lease liability related to leases that continued to be classified as finance leases upon the application of purchase accounting. Office leases that were historically reported as finance leases by Voxbone pursuant to IFRS 16 have been deemed to be operating leases under ASC 842. Refer to the notation (c) of this Note for details regarding Voxbone’s operating leases recorded in connection with purchase accounting, as well as, Note 5 for a discussion of the lease accounting differences identified between IFRS 16 and ASC 842.
(g) Adjustment reduces deferred revenue assumed from Voxbone to its fair value of approximately $325 (Refer to Note 4). The fair value of deferred revenue was estimated based upon an assessment of the costs required to fulfill unfulfilled performance obligations, plus a margin.
(h) Adjustment removes the accrued interest payable of $40,369 reported on Voxbone’s balance sheet as of September 30, 2020. This liability was settled as of the transaction closing date. Adjustment also removes Voxbone’s long-term finance lease balance of $3,261 included in Voxbone’s balance sheet as of September 30, 2020. Office leases that were historically reported as finance leases by Voxbone pursuant to IFRS 16 have been deemed to be operating leases under ASC 842. Refer to the notation (c) of this Note for details regarding Voxbone’s operating leases and long-term finance lease liability recorded in connection with purchase accounting, as well as, Note 5 for a discussion of the lease accounting differences identified between IFRS 16 and ASC 842.
(i) Adjustment of $285 required to reflect the fair value of Voxbone defined benefit pension plan liabilities as of September 30, 2020.
(j) Adjustment removes Voxbone’s long-term debt balance, which was settled in connection with consummation of the Transaction.
(k) Adjustment records an incremental deferred tax liability balance associated with the intangible assets recorded upon consummation of the Transaction.
(l) Issuance of 663,394 shares of Bandwidth Class A common stock, valued at $106,379, as part of the purchase consideration attributable to the Transaction. This amount was offset by the removal of Voxbone’s historical additional paid-in capital in connection with purchase accounting of $348 and share capital of $1,181.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(m) Adjustments effect to the removal of the portion of Voxbone’s historical equity not reflected in notation (l) to this Note, in connection with purchase accounting. The removal of Voxbone’s accumulated deficit of $38,143 and accumulated comprehensive income of $513, which are offset by additional transaction costs associated with fees paid to investment banks, law firms, accounting firms and other third-party vendors of $11,197 and transaction bonuses of $5,703. Refer to notation (f) of this Note for additional details regarding the recognition of incremental liabilities related to the transaction cost and transaction bonus amounts.
9. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined statements of operations presented for the nine month ended September 30, 2020 and the twelve months ended December 31, 2019.
(a) Records a reduction of revenue of $203 and $394 for the nine months ended September 30, 2020 and the twelve months ended December 31, 2019, respectively as Voxbone is a historical customer of Bandwidth. Additionally, revenue is further adjusted as a result of the fair value evaluation of deferred revenue as part of the purchase accounting adjustments. Adjustment assumes that the reduction to revenue will occur over a 48 month period, in accordance with Bandwidth’s accounting policies for amortization of similar one time set-up services. Accordingly, the adjustment results in a reduction to revenue of $146 and $194 for the nine months ended September 30, 2020 and the twelve months ended December 31, 2019, respectively.

(b) Adjustment records a reduction of cost of revenue of $203 and $394 as Voxbone is a historical customer of Bandwidth, (Refer to Note 9a), offset by incremental amortization of acquired developed technology intangible of $6,308 and $8,410 for the nine months ended September 30, 2020 and the twelve months ended December 31, 2019, respectively. Refer to Note 8d for developed technology estimated fair value and useful life.

(c) Incremental research and development expense and sales and marketing expense to record non-recurring transaction bonuses issued to certain employees upon close of the Transaction. These transaction bonuses had not been recognized in Bandwidth’s or Voxbone’s statements of operations prior to September 30, 2020. The transaction bonuses include cash bonuses with no vesting service requirement, retention bonuses vesting over a one-year term, and RSUs vesting over four years. The adjustments reflect the recognition of each type of transaction bonus over its vesting term and on a straight-line basis, as applicable.
(d) Adjustment records the net effect of Transaction related adjustments on general and administrative expenses of the Combined Company, including the impact that purchase accounting adjustments are expected to have on general and administrative expenses reported by the Combined Company and the impact of certain non-recurring costs incurred upon consummation of the Transaction. The following table provides details regarding the individual components of the adjustment:

	Nine months ended September 30, 2020	Twelve months ended December 31, 2019
Remove Voxbone’s historical intangible asset amortization expense (i)	$(3,422)	$(4,543)
Customer relationship intangible amortization (i)	7,425	9,900
Remove historical management fees paid to Voxbone directors (ii)	(103)	(152)
Third-party transaction costs( iii)	—	23,679
Transaction bonuses (iv)	410	7,519
Remove historical lease expense (v)	(1,399)	(1,008)
Operating lease expense (v)	1,413	1,945
Net impact of pro forma adjustments to General and Administrative expenses	$4,324	$37,340
_____________________________
(i)Adjustment removes the customer relationship amortization expense recorded in Voxbone’s historical statements of operations for the nine months ended September 30, 2020 and the twelve months ended December 31, 2019 and record new amortization expense for customer relationship intangible assets recorded in connection with the application of purchase accounting. Pro forma amortization expense has been recorded based upon preliminary fair values and estimated useful lives disclosed in Note 8d.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)
(ii)Adjustment removes the management fees that Voxbone historically incurred and paid to its private equity sponsor prior to the Transaction. Voxbone will no longer incur similar fees as a wholly-owned subsidiary of Bandwidth.
(iii)Adjustment records incremental general and administrative expenses to give effect to third-party transaction costs that were incurred by both Bandwidth and Voxbone in connection with the Transaction, but were not recognized in their respective statements of operations prior to September 30, 2020. These transaction costs primarily consist of legal, investment banking, accounting, and other advisor fees.
(iv)Adjustment records incremental general and administrative expense to give effect to non-recurring transaction bonuses issued to employees upon consummation at the completion of the Transaction on November 2, 2020. These transaction bonuses had not been recognized in Bandwidth’s or Voxbone’s statements of operations prior to September 30, 2020. The transaction bonuses include cash bonuses with no vesting service requirement, retention bonuses vesting over a one-year term, and RSUs vesting over four years. The adjustment reflects the recognition of each type of transaction bonus over its vesting term and on a straight-line basis, as applicable (Refer to Note 9c).
(v)Adjustments remove the operating lease expense recorded in Voxbone’s historical statements of operations for the for the nine months ended September 30, 2020 and the twelve months ended December 31, 2019 and record new lease expense for the same periods based on Voxbone’s new lease asset and lease liability balances recorded in connection with the application of purchase accounting. Refer to adjustment (c) in Note 8 for additional details regarding the Voxbone asset and liability balances recorded in connection with the application of purchase accounting. The recognition of the new lease expense included any differences in lease accounting under ASC 842 (i.e., US GAAP) versus IFRS 16, as further described in Note 5.
(e) Adjustment reflects the net effect of the following pro forma adjustments to Other income (expense), net

	Nine months ended September 30, 2020	Year ended December 31, 2019
Remove finance expense related to Voxbone borrowings (i)	$9,299	$12,770
Net adjustment to finance lease interest expense (ii)	107	157
Net effect of pro forma adjustments on Other income (expense), net	$9,406	$12,927
________________________
(i)Adjustment removes historical finance expense that Voxbone incurred on outstanding debt, which was subsequently paid off when all outstanding debt was settled at the completion of the Transaction.
(ii)Adjustment reduces interest expense to give effect to the adjustment recorded to Voxbone’s finance lease liability balance in connection with the application of purchase accounting. The adjustment to Voxbone’s finance lease balance and, accordingly, finance lease interest expense, was also impacted by the fact that Voxbone’s leases that were historically subject to the accounting prescribed by IFRS will be subject to the accounting prescribed by ASC 842 (i.e., US GAAP) subsequent to the Transaction. Under IFRS, all of Voxbone’s leases were accounted for as finance leases; whereas, certain of Voxbone’s leases (e.g., office leases) will be classified as operating leases under ASC 842. Refer to Note 5 for further details regarding this accounting change.
(f) Adjustment reflects the pro forma tax effect applied to all pro forma adjustments with the exception of the adjustment related to historical Voxbone debt, recorded for the nine-month period ending September 30, 2020 and the year ending December 31, 2019 at statutory rates of 25.00% and 29.58%, respectively. The pro forma tax effect for the historical Voxbone debt was 19.00% for each the nine-month period ending September 30, 2020 and the year ending December 31, 2019.
(g) Amount reflects pro forma basic and diluted loss per share calculated using the Combined Company’s pro forma loss and pro forma weighted average number of shares outstanding.
(h) Adjustments reflect pro forma basic and diluted weighted average shares outstanding calculated as follows:

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and per share amounts)

	Basic shares September 30, 2020	Diluted shares September 30, 2020	Basic shares December 31, 2019	Diluted shares December 31, 2019
Bandwidth – as previously reported	23,905,322	23,905,322	22,640,461	23,923,777
Issuance of equity consideration shares (i)	663,394	663,394	663,394	663,394
Impact of RSU transaction bonuses (ii)	7,440	7,440	1,733	1,733
Removal of anti-dilutive shares (iii)	-	-	-	(1,283,316)
Bandwidth – adjusted for pro forma presentation	24,576,156	24,576,156	23,305,588	23,305,588
___________________
(i)Shares issued as the equity consideration upon completion of the Transaction are assumed to be outstanding for the entire reporting periods for which pro forma basic and diluted loss per share have been calculated. This assumption is consistent with the assumption that the Transaction was consummated as of January 1, 2019 for purposes of preparing the unaudited pro forma combined statements of operations.
(ii)Adjustment for Restricted Stock Units (“RSU’) transaction bonuses is reflective of RSUs expected to have vested as of each respective reporting date. RSUs issued as transaction bonuses vest over a period of four years.
(iii)The adjustment to remove anti-dilutive shares gives effect to the fact that a loss has been recognized for the period ended December 31, 2019 on a pro forma basis. Accordingly, Bandwidth’s reported weighted-average dilutive shares were reduced to equal Bandwidth’s weighted-average basic shares.